EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Employment Agreement"), made as of this 26th day of June, 2006, by and between NATCO Group Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "NATCO"), and Patrick M. McCarthy (hereinafter referred to as "the Executive").

WITNESSETH

WHEREAS, NATCO and the Executive have previously entered into that certain Employment Agreement dated December 11, 2002, amended as of September 30, 2004, and amended further as of September 17, 2005 (collectively, the "Original Employment Agreement");

WHEREAS, NATCO's Board of Directors (the "Board") has determined that it is in the best interests of NATCO and its stockholders for the Executive to continue in his current role as President of the Company and to assume the role of Chief Operating Officer of the Company;

WHEREAS, NATCO desires to provide the Executive an increase in his annual base compensation and to update certain provisions of the Employment Agreement to address issues arising under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code");

WHEREAS, the Executive agrees to accept such continuation of his employment on the terms and conditions hereinafter set forth; and

WHEREAS, NATCO and the Executive mutually desire to amend and restate the terms of the Original Employment Agreement as set forth below.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed by and between NATCO and the Executive as follows:

    Capacity and Services.

      NATCO hereby agrees to continue to employ the Executive and the Executive hereby agrees to accept such employment by NATCO as President and Chief Operating Officer of NATCO on the terms and conditions set forth herein. The employment of the Executive pursuant to this Employment Agreement shall commence on July 1, 2006 and continue through the Period of Active Employment, as defined in Paragraph 1(e) of this Employment Agreement. In his capacity as President and Chief Operating Officer of NATCO, the Executive shall assume such responsibilities, perform such duties, and have such authority, as may from time to time be assigned or delegated by the Board of Directors of NATCO (the "Board") or the Chief Executive Officer of NATCO (the "CEO"), consistent with the Executive's position. The Executive agrees to perform such duties in accordance with the Bylaws of NATCO, the instructions of the CEO and the Board, and NATCO's policies.

      The Executive shall devote his full business time to his duties hereunder, provided, however, that the foregoing shall not prevent the Executive from serving as a member of the board of directors of a corporation if the Board, or the appropriate Committee thereof, determines in its sole discretion that such membership is not adverse to the interests of NATCO. Subject to the foregoing, the Executive shall not engage in any business activities that are directly or indirectly competitive with any business then conducted by NATCO or any of its affiliated companies.

      The Executive may be an investor, shareholder, joint venturer, or partner (hereinafter referred to as an "Investor") in any enterprise, association, corporation, joint venture or partnership (hereinafter referred to as an "Investment"), provided, however, that any such Investment does not (i) violate NATCO's conflict of interest policy as in effect from time to time, (ii) require the Executive's involvement in the management (except service on boards of directors to the extent permitted by Paragraph 1(b) of this Employment Agreement) or operation of such Investment (recognizing that the Executive shall be permitted to monitor and oversee the Investment, as would any prudent Investor) or (iii) interfere with the performance of the Executive's duties and obligations hereunder.

      The Executive shall fully and faithfully discharge his duties under the direction of the Board.

      "Period of Active Employment", as used herein, shall mean the period beginning on July 1, 2006 and terminating on the date on which the first of the following events occurs:

        The death of the Executive;

        The Disability of the Executive, as provided in Paragraph 7 of this Employment Agreement;

        The termination of the Executive's employment, as provided in Paragraph 13 of this Employment Agreement; or

        Expiration of the Term of this Employment Agreement, as provided in Paragraph 2 hereof (or as such expiration may be extended pursuant to Paragraph 3 hereof).

    Term of Employment, Effect of Restatement.

    The term ("Term") of this Employment Agreement shall commence on July 1, 2006 (the "Commencement Date") and unless extended or terminated earlier as provided hereunder, shall continue through the second anniversary of the Commencement Date. The parties hereby agree and acknowledge that this Employment Agreement amends and restates the Original Employment Agreement, that the Executive's employment with NATCO is continuous with his employment under the Original Employment Agreement and that the Executive's employment under the Original Employment Agreement has not been terminated. Further, NATCO and the Executive hereby agree and acknowledge that the terms of this Employment Agreement shall govern with respect to the Executive's Employment with NATCO from and after July 1, 2006 and the terms of the Original Employment Agreement shall govern with respect to Executive's employment with NATCO from December 11, 2002 through June 30, 2006. Further, NATCO and the Executive agree and acknowledge that no duplication of benefits as between the Original Employment Agreement and this Employment Agreement is intended or created under this Employment Agreement.

    Term Extension.

    Commencing on the second anniversary of the Commencement Date (the "Extension Date") and on each subsequent Extension Date each year thereafter, the Term of this Employment Agreement shall automatically be extended for one additional year, unless at least 90 days prior to such Extension Date, NATCO shall have given notice that it does not wish to extend this Employment Agreement. Notwithstanding the foregoing, upon the occurrence of a Change in Control, as defined in Paragraph 13 hereof, during the Term of this Employment Agreement, including any extensions thereof, this Employment Agreement shall automatically be extended until the end of the Effective Period, as defined in Paragraph 13 hereof, and may not be terminated by NATCO during such time.

    Compensation and Benefits.

      During the Period of Active Employment, NATCO shall pay to the Executive as base compensation for his services hereunder, a base salary of $350,000 per annum ("Base Salary"), payable in arrears and subject to increase from time to time at the sole discretion of the Board. Amounts payable shall be reduced by standard withholding and other authorized deductions.

      During the Period of Active Employment, the Executive shall have the right to participate in any of NATCO's fringe benefit and insurance plans presently in effect or that may be established for the benefit of executives of NATCO. NATCO reserves the right to modify, suspend or discontinue any or all such plans or benefits at any time without recourse by the Executive.

      The Executive shall be entitled to take vacation in accordance with NATCO's policy and practices for senior executives.

      During the Period of Active Employment, NATCO shall, upon receipt of appropriate itemized vouchers for expenses, submitted to NATCO on a monthly basis in accordance with NATCO's procedures from time to time in effect, reimburse the Executive for any reasonable and actual costs of leasing an automobile for the Executive's business and private use during the Period of Active Employment ("Monthly Automobile Lease Cost"). The make, model, color and year of the leased automobile described herein may be selected by the Executive. In addition to reimbursement of the Monthly Automobile Lease Cost, during the Period of Active Employment, NATCO shall, upon receipt of itemized vouchers for expenses, submitted to NATCO on a monthly basis in accordance with NATCO's procedures from time to time in effect, reimburse the Executive for his reasonable and necessary expenses, including maintenance, repairs, gasoline and insurance, incurred in the operation of the leased automobile described herein.

    Bonus Compensation.

      During each fiscal year in which the Executive is employed by NATCO under the terms and conditions of this Employment Agreement, the Executive will be eligible to receive bonus compensation ("Bonus Compensation") pursuant to the Natco Group Inc. Target Bonus Plan (the "Bonus Plan"), which Bonus Compensation shall be payable at the time and in the manner provided for (or elected) under the terms of the Bonus Plan. For these purposes, Executive's "target" annual bonus will be 60% of his Base Salary. The Board will determine, annually, the criteria which determine "target" performance.

      In the event the Executive is employed by NATCO under the terms and conditions of this Employment Agreement for a period less than any full fiscal year and the Executive's employment with NATCO has been terminated due to the Executive's death or Disability pursuant to Section 13(a), or by NATCO without Cause or by the Executive for Good Reason pursuant to Paragraph 13(d) hereof, any Bonus Compensation payable to the Executive under Paragraph 5(a) of this Employment Agreement shall be prorated accordingly. If the Executive terminates his employment without Good Reason as provided in Paragraph 13(b) hereof or NATCO terminates the Executive's employment for Cause as provided in Paragraph 13(c) hereof, the Executive shall not be eligible for any Bonus Compensation under this Employment Agreement for the year in which such termination occurs.

      Any Bonus Compensation payment to which the Executive is entitled under the terms of Paragraph 5(a) of this Employment Agreement shall be paid to the Executive as soon as practicable after financial statements have been prepared for the fiscal period to which such Bonus Compensation payment relates, but no later than 2-1/2 months after the end of the fiscal period to which such Bonus Compensation payments relates.

      During each fiscal year in which the Executive is employed by NATCO under the terms and conditions of this Employment Agreement, the Executive will be eligible to receive additional bonus payments as the Board deems appropriate in its sole and absolute discretion.

      All references to Bonus Compensation herein are to the gross amounts thereof. NATCO shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld under any provision of applicable law now in effect or which may become effective any time during the term of this Employment Agreement.

    Certain Expenses Incident to Employment.

    Subject to such rules and procedures as from time to time are specified by NATCO or the Board, NATCO agrees to reimburse the Executive for travel, entertainment or other reasonable business expenses or disbursements incurred ordinarily by the Executive as part of and in connection with the performance of his duties under this Employment Agreement.

    Disability.

    "Disability" or "Disabled", as used in Paragraphs 1(e) and 13(a) of this Employment Agreement, shall mean a physical or mental incapacity of the Executive which has prevented him from performing the duties customarily assigned him by the Board for ninety (90) days, whether or not consecutive, out of any twelve (12) consecutive months and which thereafter can reasonably be expected, in the judgment of a physician selected by NATCO, to continue.

    Access to Information; Agreement Not to Compete and Solicit.

      NATCO shall, during the time that the Executive is employed by NATCO, (a) disclose or entrust to the Executive, or provide the Executive access to, or place the Executive in a position to create or develop trade secrets or confidential information belonging to the Related Parties (as defined below), (b) place the Executive in a position to develop business goodwill belonging to the Related Parties or (c) disclose or entrust to the Executive business opportunities to be developed for the Related Parties.

      Except as otherwise provided by this Employment Agreement, the Executive hereby agrees that, during the Period of Active Employment, the Executive will not directly or indirectly, either through any form of ownership (other than ownership of securities of a publicly held corporation of which the Executive owns less than one percent of any class of outstanding securities), or as a director, officer, principal agent, employer, advisor, consultant, copartner, or in any individual or representative capacity, either for his own benefit or for the benefit of any other person, firm, corporation or other entity, engage in any business that is in competition with any of the Related Parties.

      The Executive and NATCO agree to the non-competition and non-solicitation provisions of this Paragraph 8 in view of (i) the unique and valuable services it is expected the Executive will render to NATCO, (ii) Executive's knowledge of the customers, trade secrets, and other proprietary information relating to the business of the Related Parties and their customers and suppliers and similar knowledge regarding the Related Parties it is expected that the Executive will obtain, (iii) to protect the trade secrets and confidential information of the Related Parties disclosed or entrusted to the Executive by the Related Parties or created or developed by the Executive for the Related Parties, the business goodwill of the Related Parties developed through the efforts of the Executive and/or the business opportunities disclosed or entrusted to the Executive by the Related Parties, and (iv) and in consideration of the compensation to be received under this Paragraph 8, Executive agrees that in the event his employment with NATCO is terminated by NATCO without Cause (as defined in Paragraph 13(j)(i) hereof or by the Executive for Good Reason as defined in Paragraph 13(j)(v) hereof) during the Effective Period (as defined in Paragraph 13(j)(iv) hereof), or by the Executive pursuant to Paragraph 13(f) he will not, directly or indirectly for a period beginning on the Date of Termination and ending on the first anniversary of such Date of Termination:

        serve as an officer, director, employee, principal, partner, agent, independent contractor or consultant of or for, or otherwise have a financial interest in, any Prohibited Business (as defined below) which sells or offers to sell products or services in competition with any of the Related Parties in the Geographic Territory (as defined below); provided that this covenant will not prevent the Executive from purchasing or owning not more than one percent (1%) of any class of securities of any corporation, whether or not such corporation is a Prohibited Business;

        sell or offer to sell to any Person in the Geographic Territory any goods or services of any type then sold or offered by any of the Related Parties;

        otherwise intentionally interfere with or cause a reduction or termination of the business between any of the Related Parties and any customer or prospective customer of any of the Related Parties;

        hire or attempt to hire any person employed or engaged by any of the Related Parties or encourage or solicit any such person to terminate his or her employment or engagement with any of the Related Parties;

        intentionally interfere with or cause a reduction or termination of the business relationship between any of the Related Parties and any business which supplies or supplied goods or services to any of the Related Parties; or

        make any public statement which is either intended to be or reasonably likely to be injurious or detrimental to any of the Related Parties or which is derogatory to any current or former director, officer or employee of any of the Related Parties.

      The Executive acknowledges and agrees that, given the nature of the businesses in which the Related Parties are engaged and given his present and past service as President and Chief Operating Officer of NATCO, the restrictive covenants contained above and the restrictions of Paragraphs 9 and 10 are the result of arms' length bargaining and are reasonable in the sense that they are no greater than is necessary to protect the legitimate interests of the Related Parties and not unduly harsh and oppressive in curtailing the Executive's legitimate efforts to earn a livelihood. The parties therefore intend that these restrictive covenants be enforced to the fullest extent permitted by applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the Executive and Company hereto waive any provision of applicable law that would render any provision of Paragraphs 8, 9 or 10 invalid or unenforceable. Each of these restrictive covenants is a separate and independent contractual provision.

      For purpose of this Employment Agreement, "Prohibited Business" means any Person that is in competition with NATCO or any of its subsidiaries or affiliates in the oil and gas process equipment business; "Geographic Territory" means the United States of America; "Person" means any corporation, partnership, joint venture, trust, sole proprietorship, limited liability company, unincorporated business association, individual or other entity; and "Related Party" and "Related Parties" means NATCO, its subsidiaries and other affiliates, individually and collectively, as the context requires.

      In consideration of the restrictive covenants set forth in this Paragraph 8, NATCO shall pay in a lump sum to the Executive, on or within thirty (30) days after the Executive's Date of Termination, cash in an amount equal to the Executive's Base Salary in effect on the Date of Termination.

    Intangible and Other Property Rights.

      All right, title and interest of every kind and nature whatsoever, whether now known or unknown, in and to any intangible property, including all trade names, unregistered trademarks and service marks, brand names, patents, copyrights, registered trademarks and service marks and all trade secrets and confidential know how (the "Intangible Property"), invented, created, written, developed, furnished, produced or disclosed by the Executive hereunder shall, as between the parties hereto, be and remain the sole and exclusive property of NATCO for any and all purposes and uses whatsoever, and the Executive shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results or proceeds therefrom. The Executive will, at the request of NATCO, execute such assignments, certificates and other instruments as NATCO may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in and to any of the foregoing.

      The Executive agrees that all "Intangible Property", materials, books, files, reports, correspondence, records and documents (collectively "NATCO Material") used, prepared or made available to the Executive in the course of rendering his services to NATCO hereunder shall remain the property of NATCO. At the end of the Period of Active Employment, all NATCO Material shall be returned immediately to NATCO.

    Confidentiality.

    The Executive shall hold in a fiduciary capacity for the benefit of NATCO all secret or confidential information, knowledge or data relating to NATCO and its affiliates, which shall have been obtained by the Executive during his employment by NATCO and which shall not be public knowledge. After termination of the Executive's employment with NATCO, he shall not, without the prior written consent of the Board, communicate or divulge any such information, knowledge or data to anyone other than the Board and those designated by the Board.

    Rights and Remedies Upon Breach.

      The Executive hereby acknowledges and agrees that he has read and understands the provisions contained in Paragraphs 8, 9, and 10 of this Employment Agreement (the "Restrictive Covenants"), and he agrees that such provisions are reasonable and valid in duration and in all other respects, and that any breach of the covenants contained in such Paragraphs would cause irreparable injury to NATCO. The Executive understands that the Restricted Covenants may limit the Executive's ability to engage in certain businesses anywhere in the United States until the first anniversary of his Date of Termination, but acknowledges that the Executive will receive sufficiently high remuneration and other benefits from NATCO to justify such restriction. Further, the Executive acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent him from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, Company and the Executive intend to make this provision enforceable under the law or laws of all applicable states so that the entire agreement not to compete and this Employment Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to the Executive under this Employment Agreement.

      If the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, NATCO will have the following rights and remedies, each of which rights and remedies will be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to NATCO under law or in equity:

        Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to NATCO and that money damages would not provide an adequate remedy to NATCO.

        Accounting. The right and remedy to require the Executive to account for and pay over to NATCO all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of the Restrictive Covenants.

        Cessation of Severance Benefits. The right and remedy to cease any further severance, benefit or other compensation payments under this Employment Agreement to the Executive or the Executive's Beneficiary from and after the commencement of such breach by the Executive.

    Notice of Termination.

      Any termination of the Executive's employment by NATCO, or by any affiliate of NATCO by which the Executive is employed, for Cause or by the Executive for Good Reason, both terms as defined in Paragraph 13 hereof, shall be communicated by a Notice of Termination to the other party hereto given in accordance with Paragraph 25 of this Employment Agreement. For purposes of this Employment Agreement, a Notice of Termination for termination of employment for Cause or Good Reason means a written notice which (i) is given at least thirty (30) days prior to the effective date of the Executive's termination of employment (the "Date of Termination"); (ii) indicates the specific termination provision in this Employment Agreement relied upon; (iii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; (iv) specifies the employment termination date; and (v) allows the recipient of the Notice of Termination at least thirty (30) days to cure the act or omission relied upon in the Notice of Termination. The failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right of the party giving the Notice of Termination hereunder or preclude such party from asserting such fact or circumstance in enforcing its rights hereunder.

      A termination of employment of the Executive will not be deemed to be for Cause, as defined in Paragraph 13 hereof, unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive has engaged in the conduct described in Paragraph 13(j)(i) hereof, and specifying the particulars of such conduct.

      A termination of employment of the Executive will not be deemed to be for Good Reason, as defined in Paragraph 13 hereof, unless the Executive gives the Notice of Termination provided for herein within twelve (12) months after the Executive has actual knowledge of the act or omission of NATCO constituting such Good Reason.

    Termination of Employment.

      Termination Upon Death or Disability of Executive. If the Executive dies or becomes Disabled during the Term hereof, this Employment Agreement will terminate in accordance with Paragraph 1(e) hereof; provided, however, that in any such event NATCO will pay to the Executive, or to his estate or designated beneficiary, as the case may be, (i) a lump sum in cash equal to the Executive's Base Salary through the date of termination, to the extent not theretofore paid, (ii) such other benefits that have vested in the Executive at the time of such termination as a result of his participation in any benefits plans of NATCO or any of its affiliates, in accordance with and subject to the provisions of such plans, (iii) an amount equal to $388,470, (iv) the full amount of any bonus to which the Executive was or would have become entitled to for any completed fiscal year prior to the fiscal year during which the Executive died or became Disabled, to the extent such bonus has not already been paid to the Executive, and (v) if the Executive dies or becomes Disabled during a fiscal year, an amount equal to the Executive's pro rata bonus for the period beginning on the first day of such fiscal year and ending with his Date of Termination, payable in accordance with the terms of the applicable bonus plan then in effect.

      Termination by the Executive. If the Executive terminates this Employment Agreement for any reason other than Good Reason, death or Disability, NATCO will pay to the executive (1) a lump sum in cash equal to the Executive's Base Salary through the date of termination, to the extent not theretofore paid; (2) subject to the Executive complying with his obligations in Section 8(b) of the Employment Agreement, but in lieu of payment of one-year's base salary in consideration for Executive's agreement in Section 8(b) of the Employment Agreement, an amount equal to $388,470 plus an amount equal to the Executive's target bonus for the fiscal year in which the Date of Termination occurs payable in a lump-sum; (3) the full amount of any bonus to which the Executive was or would have become entitled to for any completed fiscal year prior to the fiscal year in which the Date of Termination occurs, to the extent such bonus has not already been paid to the Executive, payable in accordance with the applicable terms of the bonus plan; (4) an amount equal to the Executive's pro rata bonus for the period beginning with the first day of the fiscal year in which the Date of Termination occurs and ending on the Date of Termination, payable in accordance with the terms of the applicable bonus plan then in effect but, subject to Paragraph 15, in no event later than 2-1/2 months following the end of the calendar month in which such Bonus Compensation was earned; and (5) reimbursement of COBRA payments made by the Executive for continuation of coverage for the Executive and eligible dependents for up to 18 months following such termination. The Executive may exercise any of his stock options that are outstanding and then vested, at any time on or before the date occurring 90 days after his Date of Termination, but any such options not exercised within that 90-day period shall terminate and be canceled as of that date, and he shall no longer have any rights with respect to those options. NATCO shall have no further obligations or responsibilities hereunder. Any benefits that have vested in the Executive at the time of such termination as a result of his participation in any of NATCO's benefit plans will be paid to the Executive, or to his estate or designated beneficiary, subject to the provisions of such plans. In the event of the Executive's death after the Term hereof, any amounts due pursuant to this Employment Agreement shall be paid to the Executive's estate.

      Termination for Cause. NATCO has the right, at any time during the Term of this Employment Agreement, subject to all of the provisions hereof, and exercisable by serving a Notice of Termination in accordance with Paragraph 12 above, to terminate the Executive's employment under this Employment Agreement and discharge the Executive for Cause. If such right is exercised, the obligations of NATCO to the Executive will be limited solely to payment by NATCO of unpaid Base Salary accrued, and subject to the provisions of the applicable benefit plans, any benefits vested, up to the effective date specified in the Notice of Termination, and the Executive shall not be entitled to receive any Bonus Compensation pursuant to Paragraph 5(a) hereof or any severance pay specified in any severance plan or policy that NATCO presently has in effect or may establish in the future for employees of NATCO. Any Bonus Compensation that has been earned under the Bonus Plan, the payment of which has been deferred under the terms of the Bonus Plan, will be paid to the Executive in accordance with the terms of the Bonus Plan.

      Termination by NATCO Without Cause or by the Executive for Good Reason Outside the Effective Period. Between July 1, 2006 and October 1, 2006, NATCO may terminate the Executive's employment under this Employment Agreement only for Cause. From and after October 1, 2006, NATCO has the right, at any time during the remaining Term, subject to all of the provisions hereof, to terminate the Executive's employment under this Employment Agreement and discharge the Executive without Cause. Furthermore, notwithstanding any other provision of this Employment Agreement, the Executive's employment under this Employment Agreement may be terminated at any time during the Term by the Executive for Good Reason.

        In the event of termination of employment by NATCO without Cause on a date that is outside the Effective Period, or by the Executive for Good Reason prior to the occurrence of a Change in Control (as such terms are defined in Paragraph 13(i) below), the Executive shall be entitled to severance pay in accordance with any severance plan or policy that NATCO then has in effect. Any Bonus Compensation that has been earned under the Bonus Plan, the payment of which has been deferred under the terms of the Bonus Plan, will be paid to the Executive in accordance with the terms of the Bonus Plan.

        In the event of a termination of employment by NATCO without Cause on a date that is outside the Effective Period, the Executive shall be entitled to payment of: (1) his base salary and accrued vacation earned through the Date of Termination; (2) subject to the Executive complying with his obligations in Paragraph 8(b) hereof, but in lieu of payment of one-year's base salary in consideration for Executive's agreement in Section 8(b) of the Employment Agreement, an amount equal to $388,470 plus an amount equal to the Executive's target bonus payable in a lump-sum; (3) the full amount of any bonus to which the Executive was entitled to for fiscal year prior to the fiscal year during which the Date of Termination occurs, to the extent such bonus has not already been paid to the Executive; (4) if such termination occurs during a fiscal year, an amount equal to the Executive's pro rata bonus for the period beginning on the first day of such fiscal year and ending with his Date of Termination, calculated at no less than the Executive's target rate and payable in accordance with the terms of the applicable bonus plan then in effect but, subject to Paragraph 15, in no event later than 2-1/2 months following the end of the calendar year in which such Bonus Compensation was earned; and (5) reimbursement of COBRA payments made by the Executive for continuation of coverage for the Executive and eligible dependents for up to 18 months following such termination. The Executive may exercise any of his stock options granted by NATCO that are outstanding and then vested, at any time on or before the date occurring 90 days after his Date of Termination, but any such options not exercised during that period shall terminate and be canceled as of that date, and he shall no longer have any rights with respect to those options.

        In the event of a termination of employment by NATCO without Cause following a Change in Control, the Executive shall be entitled to the greater of the benefits described in subparagraph (ii) above or those described in Paragraph 13(e).

      Termination of Employment Following a Change in Control. If, during the Effective Period, as defined herein, NATCO terminates the Executive's employment other than for Cause or the Executive terminates his employment with NATCO for Good Reason, NATCO will pay the following to the Executive upon the Date of Termination, or as soon as practicable following such date but in no event later than thirty (30) days, or such period otherwise specifically provided, thereafter:

        cash in the amount of the Executive's Base Salary through the Date of Termination to the extent not theretofore paid, including amounts due for accrued but unused vacation time;

        cash in the amount of any bonus to which the Executive was or would have become entitled to for any completed fiscal year prior to the fiscal year in which the Date of Termination occurs, to the extent such bonus has not already been paid to the Executive;

        cash in the amount of the Bonus Compensation earned by the Executive with respect to the fiscal year that includes the Date of Termination under the Bonus Plan in accordance with its terms, based on NATCO's performance through such date and prorationed by multiplying such Bonus Compensation by the fraction obtained by dividing the number of days in the year through the Date of Termination by 365, payable no later than sixty (60) days following the Date of Termination;

        cash in an amount equal to the product of two times the Executive's Base Salary at the greater of (A) the rate in effect at the time Notice of Termination is given or (B) the rate in effect immediately preceding the Change in Control, payable in a lump sum;

        a lump sum cash amount equal to the product of three times the target Bonus Compensation at the greater of (A) the target Bonus Compensation in effect at the time Notice of Termination is given or (B) the target Bonus Compensation in effect immediately preceding the Change in Control; and

        the continuation of the provision of health insurance, dental insurance and life insurance benefits for a period of three years following the date of termination to the Executive and the Executive's family at least equal to and to the same extent as those which would have been provided to them in accordance with this Employment Agreement and the plans, programs, practices and policies of NATCO as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Period or on the Date of Termination, at the election of the Executive; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein will be secondary to those provided under such other plan during such applicable period of eligibility; and provided further, however, that if the period of benefit continuation, or types of benefits to be continued (including applicable coverage levels) would cause such benefits on this Employment Agreement to become subject to Section 409A of the Code, as determined by the Governance, Nominating and Compensation Committee of the Board, NATCO shall pay to the Executive an amount equal to the cost to NATCO of providing such coverages in a lump sum on the payment date described above (subject to any required Delay Period pursuant to Paragraph 15).

      If, during the Effective Period as defined herein, NATCO terminates the Executive's employment for Cause, or the Executive terminates his employment without Good Reason, NATCO's obligations and responsibilities to the Executive under this Employment Agreement are limited to those stated in Paragraphs 13(b) and 13(c), as the case may be.

      Effect of Death. In the event of the Executive's death following the Executive's date of termination, but prior to the payment of any severance payments and benefits provided under this Paragraph 13, if any, such payments and benefits will be paid to the Executive's beneficiary.

      Mitigation of Damages. The Executive will not be required to mitigate damages or the amount of any payment provided for under Paragraph 13 of this Employment Agreement by seeking other employment or otherwise. Except as otherwise specifically provided in this Employment Agreement, the amount of any payment provided for under Paragraph 12 of this Employment Agreement will not be reduced by any compensation earned by the Executive as the result of self-employment or employment by another employer or otherwise.

      Stock Options and Other Awards. The benefits provided under Paragraph 13 of this Employment Agreement are intended to be in addition to the value of any options to acquire common stock of NATCO ("Stock Options") awarded to the Executive under the NATCO Group Inc. 1998 Employee Stock Incentive Plan, the NATCO Group Inc. 2001 Stock Incentive Plan, the NATCO Group Inc. 2004 Stock Incentive Plan, and the NATCO Group Inc. 2006 Long-Term Incentive Compensation Plan (collectively the "Stock Plans") and any other incentive or similar plan or agreement heretofore or hereafter adopted by NATCO, and any other awards under such plans or agreements. Notwithstanding the terms of the Stock Plans, any other incentive plan or agreement, or any award agreement entered into pursuant thereto, all outstanding Stock Options held by the Executive shall fully vest as of the date of the Change in Control and become immediately exercisable in accordance with their terms; all restrictions on restricted stock awards that have not theretofore lapsed shall lapse as of the date of the Change in Control; and all vesting and/or performance requirements on any other forms of awards that have been granted to the Executive under any Stock Plan shall be automatically accelerated and/or deemed to have been met at target levels, unless such treatment shall cause an award to become subject to the tax under Section 409A of the Code, in which case such treatment shall not apply; provided, further, however, that if the Company terminates the Executive's employment other than for Cause or the Executive terminates his or her employment with the Company for Good Reason during the Effective Period, then such Stock Options shall be exercisable for the longer period of (a) three months after the Executive's Date of Termination or (b) eighteen months after the effective date of the Change in Control, unless the term of the Stock Option expires before the end of such longer period, in which case the Stock Option shall be exercisable until the expiration of its term; provided further, however, that if such extension of the exercisability of the Stock Options would cause the Stock Options to become subject to the provisions of Section 409A of the Code, as determined by the Governance, Nominating and Compensation Committee of the Board, the exercisability shall be extended only to the extent that the Stock Options, after such more limited extension, would not be considered to have been modified in a way that creates a new grant date for purposes of Section 409A of the Code in accordance with regulations or other applicable authoritative guidance to issued under Section 409A of the Code.

      Definitions. The following terms shall have the meanings ascribed to them as follows:

        "Cause" means:

                the Executive's willful and continued failure to substantially perform the Executive's duties with NATCO or its affiliates, as provided in this Employment Agreement (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by NATCO which specifically identifies the manner in which NATCO believes that the Executive has not substantially performed his or her duties;

                the final conviction of the Executive, or an entering of a guilty plea or a plea of no contest by the Executive, to a felony or of a misdemeanor involving moral turpitude; or

                the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to NATCO; or

                a material breach by the Executive of the terms of this Employment Agreement.

                For purposes of this definition, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the action or omission was in the best interests of NATCO or its affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or the advice of counsel to NATCO or its affiliates will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interest of NATCO and its affiliates.

        "Change in Control" means the occurrence of any one of the following events:

                NATCO is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity);

                NATCO sells, leases or exchanges, or agrees to sell, lease or exchange, all or substantially all of its assets to any other person or entity;

                NATCO is to be dissolved and liquidated;

                any person or entity, including a "group" as contemplated by Paragraph 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of NATCO's voting stock (based upon voting power); or

                as a result of or in connection with a contested election of Directors, the persons who were Directors of NATCO before such election shall cease to constitute a majority of the Board.

        "Director" means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date of this Employment Agreement or who is elected to the Board after such date.

        "Effective Period" means the 36-month period following a Change in Control.

        "Good Reason" means, unless the Executive has consented in writing thereto, the occurrence of any of the following:

                the assignment to the Executive of any duties inconsistent with the Executive's position, including any material change in status, title, authority, duties or responsibilities or any other action which results in a material diminution in such status, title, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by NATCO or the Executive's employer promptly after receipt of notice thereof given by the Executive;

                a reduction by NATCO or the Executive's employer of the Executive's Base Salary;

                the relocation of the Executive's office to a location more than 35 miles from its location on the Commencement Date;

                following a Change in Control, unless a plan providing a substantially similar compensation or benefit is substituted, (A) the failure by NATCO or any of its affiliates or successors to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating prior to the Change in Control, or (B) the taking of any action by NATCO or any of its affiliates or successors which would adversely affect the Executive's participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit; or

                following a Change in Control, the failure of NATCO or the affiliate of NATCO by which the Executive is employed, or any affiliate which directly or indirectly owns or controls any affiliate by which the Executive is employed, to obtain the assumption in writing of NATCO's obligation to perform this Employment Agreement by any successor to all or substantially all of the assets of NATCO or such affiliate within fifteen (15) days after a reorganization, merger, consolidation, sale or other disposition of assets of NATCO or such affiliate.

                any purported termination of the Executive's employment by NATCO which is not effected pursuant to a Notice of Termination satisfying the requirements of Paragraph 12 hereof; and for purposes of this Employment Agreement, no such purported termination shall be effective.

                a termination of employment by the Executive for any reason or no reason at all during the 30-day period immediately following the first anniversary of a Change in Control, which shall be deemed to be a termination for Good Reason.

      For purposes of this Employment Agreement, any determination of "Good Reason" made by the Executive in good faith based upon his reasonable belief and understanding shall be conclusive.

      General. Any amounts payable pursuant to this Paragraph 13 shall be subject to standard withholding and other authorized deductions, and will be further subject to the requirements of Paragraph 14, below. The making of any severance payment or provision of any other severance benefit by NATCO pursuant to this Employment Agreement is subject to the Executive signing a general release with respect to labor and employment matters in substantially the form attached hereto as Exhibit A.

    Limitation of Benefits.

      Anything in this Employment Agreement to the contrary notwithstanding, in the event it shall be determined that any benefit, payment or distribution by NATCO to or for the benefit of the Executive (whether payable or distributable pursuant to the terms of this Employment Agreement or otherwise) (a "Payment") would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Payment shall be reduced to the extent necessary to avoid the imposition of the Excise Tax. The Executive may select the Payments to be limited or reduced.

      All determinations required to be made under this Paragraph 14, including whether an Excise Tax would otherwise be imposed and the assumptions to be utilized in arriving at such determination, shall be made by Independent Tax Counsel which shall provide detailed supporting calculations both to the NATCO and the Executive within fifteen (15) business days of the receipt of notice from the Executive that a Payment is due to be made, or such earlier time as is requested by NATCO. For purposes of this paragraph, "Independent Tax Counsel" will mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation, who will be selected by NATCO and will be reasonably acceptable to the Executive, and whose fees and disbursements will be paid by NATCO. Any determination by the Independent Tax Counsel shall be binding upon NATCO and the Executive. If, as a result of any uncertainty in the application of Section 4999 of the Code at the time the initial determination is made by the Independent Tax Counsel hereunder, Payments hereunder have been unnecessarily limited by this Paragraph 14 ("Underpayment"), consistent with the calculations required to be made hereunder, then the Independent Tax Counsel shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be properly paid by NATCO to or for the benefit of the Executive. If, however, Payments hereunder have not been sufficiently limited by this Section 14, consistent with the calculations required to be made hereunder, to prevent the imposition of an Excise Tax upon the Executive (the "Overpayment"), then the Executive shall notify NATCO in writing within fifteen (15) days of any claim by the Internal Revenue Service, that, if successful, would require the payment by the Executive of any Excise Tax, and the Independent Tax Counsel shall determine the amount of Overpayment that has occurred and any such Overpayment shall be properly refunded by the Executive by or for the benefit of NATCO so as to properly prevent the imposition of the Excise Tax.

    Delayed Payment and Benefits Requirement; Section 409A Compliance.

    Notwithstanding anything to the contrary herein, if the Executive is a "specified employee" (as defined under Section 409A(a)(2)(B)(i) of the Code) at the time of his "separation from service" (as defined under Section 409A(a)(2)(A)(i) of the Code), no payment pursuant to this Employment Agreement or otherwise of any amount or provision of any benefit on account of such separation from service that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code shall be made or commence, as applicable, until the date that is six months after the date of such separation from service (such required period of delay, the "Delay Period"). (For sake of clarity, under the applicable guidance issued through the effective date of this Employment Agreement, the payments and benefits subject to the Delay Period include the payments and benefits for which the Executive may become eligible under: (a) Paragraphs 13(a)(iii) and 13(a)(v), but only if the Executive's condition does not constitute a "disability" within the meaning of Section 409A(a)(2)(B)(i) of the Code; (b) Paragraphs 13(b)(2) and 13(b)(3); (c) in the case of a termination by the Executive for Good Reason, Paragraphs 13(d)(ii)(2), 13(d)(ii)(4), 13(e)(iii)-(v); and (d) Paragraph 13(e)(vi)). Any payment that is required to be subjected to the Delay Period shall be paid (or commence to be paid or provided in the case of installment payments or provision of in-kind benefits or reimbursements, as applicable) on the date that is six months following the Executive's separation from service. In the event of any benefit continuations that would otherwise be made available pursuant to this Employment Agreement immediately upon separation from service but for the application of the Delay Period, the Executive may continue such benefits in accordance with the terms of the applicable plans during the Delay Period and then receive reimbursement from NATCO for the cost of such benefit continuations on the date that is six months following his separation from service. Notwithstanding the requirement that a payment be made or installments or in-kind benefits or reimbursements commence to be paid or provided on the date that is six months following the Executive's separation from service, such payments and benefits shall be considered to be timely made or provided if paid or commenced, as applicable, as soon as reasonably practicable following the applicable due date (after the Delay Period) but in no event later than the later of the 15th day of the third calendar month following the applicable due date (after the Delay Period) or last day of the calendar year containing such applicable due date. Further, in the event that any provision of this Employment Agreement would cause any compensation or benefits to the Executive to become subject to the tax under Section 409A of the Code, as determined in the reasonable judgment of the Governance, Nominating and Compensation Committee of the Board, the Executive and NATCO shall amend this Employment Agreement in a mutually agreeable manner intended to avoid the application of such tax, to the extent possible and without additional economic effect to NATCO.

    Performance Based Compensation Payment Deferral.

    If and to the extent that the payment of any compensation to the Executive pursuant to this Employment Agreement or otherwise would cause NATCO to experience a limitation on or elimination of the deduction of such compensation for purposes of its federal income tax liability because of the limitations of Section 162(m) of the Code, NATCO may, at its sole discretion, delay the payment of such compensation until the earliest date at which NATCO reasonably anticipates that the deduction for such compensation will not be so eliminated or limited.

    Representation and Warranty.

    The Executive hereby represents and warrants that the execution and performance of this Employment Agreement will not result in or constitute a default, breach or violation, or an event which, with notice or lapse of time or both, would be a default, breach or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Executive is a party or by which the Executive or his property is bound.

    Rights and Waivers.

    All rights and remedies of the parties hereto are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies under this Employment Agreement unless such waiver is in writing and signed by such party. No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other rights or remedies. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

    Non-Assignability of Executive's Duties.

    This Employment Agreement is personal to the Executive and, with the exception of the Executive's rights to compensation and benefits hereunder, which may be transferred by will or operation of law, this Employment Agreement shall not, without the prior written consent of the Board, be assignable by the Executive.

    Savings Clause.

    If any provision of this Employment Agreement or the application hereof is held invalid, the invalidity shall not affect other provisions or application of this Employment Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Employment Agreement are declared to be severable.

    Construction.

    Each party has cooperated in the drafting and preparation of this Employment Agreement. Hence, in any construction to be made of this Employment Agreement, the same shall not be construed against any party on the basis of that party being the "drafter."

    Entire Agreement.

    With respect to the period of the Executive's employment commencing on July 1, 2006, this Employment Agreement supersedes all prior agreements between the parties concerning the subject matter hereof, other than any and all promissory notes entered into by and between the Executive and NATCO, and this Employment Agreement constitutes the entire Employment Agreement between the parties with respect thereto. This Employment Agreement may be modified only with a written instrument duly executed by each of the parties. No person has any authority to make any representations or promises on behalf of any of the parties not set forth herein and this Employment Agreement has not been executed in reliance upon any representation or promise except those contained herein.

    Paragraph Headlines.

    The paragraph headings and captions of this Employment Agreement are for reference purposes only, are not part of the provisions hereof and shall not erect in any way the meaning or interpretation of this Employment Agreement.

    Governing Law.

    This Employment Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws.

    Arbitration.

    Any dispute between the parties to this Employment Agreement relating to or in respect of this Employment Agreement, its negotiation, execution, performance, subject matter, or any course of conduct or dealing or actions under or in respect of this Employment Agreement, shall be submitted to, and resolved exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Such arbitration shall take place in Houston, Texas. Arbitration shall be commenced by filing a demand for arbitration with the AAA within sixty (60) days after such dispute has arisen. The prevailing party in such an arbitration proceeding shall be entitled to recover reasonable attorneys' fees, all reasonable out of pocket costs and disbursements, as well as any and all charges that may be made for the cost of the arbitration and the fees of the arbitrators.

    Enforcement of Arbitration Award.

    In the event of litigation to enforce an arbitration award in connection with or concerning the subject matter of this Employment Agreement, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred by such party in connection therewith, including reasonable attorneys' fees.

    Notices.

    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    If to the Executive, to him at:

    Patrick M. McCarthy

    14214 Whispering Lake Ct.

    Cypress, Texas 77429

    If to NATCO, to it at:

    Brookhollow Central III

    2950 North Loop West, Suite 750

    Houston, Texas 77092

    Attention: Chief Financial Officer

    or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications hereunder shall be effective when actually received by the addressee.

    Legal Counsel.

In entering into this Employment Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Employment Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them. Without limiting the generality of the foregoing, the Executive acknowledges and agrees that (a) he is not relying upon any written or oral statement or representation of NATCO or any of its representatives, agents or advisors regarding the tax effects associated with the Executive's execution of this Amendment and his receipt of any payments or other benefits hereunder and (b) in deciding to enter into this Amendment.

In witness whereof, the parties hereto have executed this Employment Agreement as of the date first above written.

On behalf of

NATCO GROUP INC. PATRICK M. MCCARTHY

By: /s/ John U. Clarke /s/ Patrick M. McCarthy

John U. Clarke

Chairman & Chief Executive Officer

Exhibit A

RELEASE OF CLAIMS

This Release of Claims (this "Release") is entered into and effective as of ____________, ____, by and between NATCO Group Inc., a Delaware corporation ("NATCO"), and Patrick M. McCarthy (the "Executive").

1. In General. In consideration for the promises and payments received in the Employment Agreement, entered into as of December 11, 2002, by and between NATCO and Executive, as amended (the "Employment Agreement"), Executive irrevocably and unconditionally releases, waives and discharges all Claims (as defined in Section 2 below) that Executive has or may have through ______________, ____ (the "Separation Date") against the Released Parties (as defined herein), except that Executive is not releasing (i) any Claim that relates to Executive's right to enforce the Employment Agreement, (ii) any Claim against any Released Party for the failure of NATCO or any of its subsidiaries and controlled affiliated entities ("Subsidiaries") to provide to Executive any vested benefits or right under its employee benefit plans (if any) in which Executive is vested or entitled, (iii) any Claim that may arise based on acts or omission after the Separation Date, (iv) any Claim for defense and/or indemnification under the charter or bylaws of NATCO or any Subsidiary, any applicable agreement, any other corporate document or any statute, or (v) any defense that may be available to Executive with respect to any claim or cause of action that NATCO, any Subsidiary or any other Released Party may hereafter assert against Executive. For purposes of this Release, the "Released Parties" are NATCO and all Subsidiaries (including corporations, limited liability companies, partnerships, and joint ventures) and, with respect to each of NATCO and its Subsidiaries, each of their respective predecessors and successors and (to the extent relating to their positions or activities as such) past and present employees, officers, directors, shareholders, owners, partners, members, representatives, assigns, attorneys, as well as their employee benefit programs (and, in their capacities as such, the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the foregoing identified Released Parties.

2. Claims Released. Subject only to the exceptions noted in Section 1, Executive is voluntarily releasing all known and unknown, suspected and unsuspected claims, promises, causes of action, or similar rights of any type that EXECUTIVE has or may have as of the Separation Date with respect to any Released Party (IN SUCH released party's capacity as such) THAT RELATE TO EXECUTIVE'S EMPLOYMENT WITH NATCO AND ITS SUBSIDIARIES AND/OR THE TERMINATION THEREOF ("CLAIMS"). Executive understands that the Claims Executive is releasing might arise under general employment policies or agreements between NATCO and Executive or under any constitution, law, regulation, or ordinance that may apply, including the United States Constitution, the Texas or other state constitution, federal, state and local statutes, regulations, other administrative guidance, or common law doctrines, such as, but not limited to, the following:

Anti-discrimination statutes, such as the Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act of 1963, which prohibits paying men and women unequal pay for the same work; the Americans With Disabilities Act of 1990 and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; the Equal Employment Opportunity Act of 1972; and any other federal, state, or local laws prohibiting employment discrimination, all as amended.

Federal employment statutes, such as the Workers Adjustment and Retraining Notification Act of 1988, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, as amended, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; the National Labor Relations Act, as amended; and any other federal laws relating to employment, such as veterans' reemployment rights laws, all as amended.

Other laws, such as any federal, state, or local human rights, fair employment, and other laws and regulations and/or executive orders prohibiting discrimination on account of age, race, sex, sexual orientation, national origin, religion, handicap, disability, marital status, citizenship, veterans status, or other protected category; any federal, state, or local laws restricting an employer's right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, breach of contract, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims.

3. Release of Age Discrimination Claims. THIS RELEASE ALSO SPECIFICALLY WAIVES ALL OF EXECUTIVE'S RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. sec. 621 et seq.), AS AMENDED, AND THE OLDER WORKER'S BENEFIT PROTECTION ACT, AS AMENDED. It is understood that Executive is not waiving any rights or claims under the Age Discrimination in Employment Act of 1967, as amended, that may arise after this Release is executed. It is understood that Executive can waive rights or claims only in exchange for consideration that is in addition to anything of value to which Executive is already entitled. Executive understands that he has been given the opportunity to consult with his attorney and discuss the contents of this document and its meaning prior to executing this Release. Executive understands that he may consider his decision for 21 days before signing this Release. Executive acknowledges that he was offered 21 days in which to consider this Release. If Executive signs this Release prior to the end of the 21-day time period, he certifies that, in accordance with 29 CFR sec. 1625.22 (e)(6), he knowingly and voluntarily decided to sign this Release after considering it less than 21 days and his decision to do so was not induced by NATCO through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the 21-day time period.

Executive understands that he may revoke this Release at any time within 7 days after he signs it and that this Release shall not become effective or enforceable until the 7-day revocation period has expired. If Executive wishes to revoke this Release during the 7 days after signing it, he will do so by sending notice of same to the attention of NATCO's General Counsel by fax (713/812-6654) and certified mail, return receipt requested (c/o NATCO Group Inc., Brookhollow Central III, Suite 700, 2950 N. Loop West, Houston, TX 77092). If after the passage of the 7-day period Executive does not intend to revoke this Release, he shall execute and return the attached statement evidencing his intent not to revoke this Release to NATCO's General Counsel as described above. Executive acknowledges and understands that the above-mentioned consideration will not be paid to him unless NATCO receives a properly executed original of the attached notice evidencing his intent not to revoke this Release.

Executive's initials following this paragraph evidence his understanding and voluntary waiver of all Claims against NATCO including, but not limited to, those pursuant to the Age Discrimination in Employment Act and the Older Worker's Benefit Protection Act. Initials: __________

4. Pursuit of Released Claims. Executive represents that neither Executive nor his heirs, agents, representatives or attorneys have filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim that Executive is releasing in this Release of Claims. Executive represents that he has not brought or filed, and to the extent permitted by law will not bring or file, any claim, charge, or action with respect to any Claim against the Released Parties, or any of them, and, except as prohibited by law, agrees not to seek any recovery arising out of, based upon, or relating to matters released hereunder. This Release binds not only Executive in respect to these Claims, but it also binds his spouse, heirs, representatives, and legal assigns and successors.

5. Non-Admission of Liability. Nothing in this Employment Agreement shall be construed as an admission of liability by the Released Parties; rather, Executive and the Released Parties are resolving all matters arising out of the employer-employee relationship between NATCO and its Subsidiaries and Executive, as to each of which the Released Parties each deny any liability.

Executive affirmatively acknowledges that this Release has been read in full, its terms and conditions are understood, and it is being freely signed. Executive understands that independent legal counsel may be consulted prior to signing this Release.

IN WITNESS WHEREOF, Executive and NATCO have executed this Release as set forth below as of the date first set forth above.

"Executive"

By:

Patrick M. McCarthy

"Company" NATCO Group Inc.

By:

Name:

Title:

State of ______________________ ss.

County/Parish of _______________ ss.

SUBSCRIBED AND SWORN TO before me by ____________________________ this _____ day of _______________ ____.

( S E A L )

______________________________

Seven-Day Notice

TO: General Counsel

NATCO Group Inc.

Brookhollow Central III

Suite 700

2950 N. Loop West

Houston, TX 77092

Via Fax: 713/812-6654

Original Via Certified Mail, Return Receipt Requested

I, ______________________________, acknowledge that I have had 7 days in which to consider my consent and agreement to this Release and I have elected (please initial the appropriate blank):

______ not to revoke the Release.

______ to revoke the Release.

_____________________________ _____/_____/____

State of ______________________ ss.

County/Parish of _______________ ss.

SUBSCRIBED AND SWORN TO before me by ____________________________ this _____ day of _______________ ____.

( S E A L )

______________________________